Exhibit 4.1

Equity Acquisition Agreement

FLJ Group Limited

with

Alpha Mind Technology Limited,

and

MMTEC, INC，

Burgeon Capital Inc

November 22, 2023

Equity Acquisition Agreement

This equity acquisition agreement (this “Agreement”) is made and entered into by and between the following parties on November 22, 2023:

Transferee (hereinafter referred to as Party A): FLJ Group Limited, a company incorporated under the laws of the Cayman Islands;

Transferor (Party B or the Original Shareholders): MMTEC, INC, a company incorporated under the laws of the British Virgin Islands, and Burgeon Capital Inc, a company incorporated under the laws of the British Virgin Islands;

Target Company: Alpha Mind Technology Limited, (hereinafter referred to as the Target Company or Party C), a company incorporated under the laws of the British Virgin Islands, the particulars of which is set forth in Schedule 1.

Whereas:

1. Party A proposes to acquire, and Party B proposes to sell, all of ordinary shares of Target Company owned by Party B (collectively, the “Purchased Shares”) on the terms and conditions set forth in this Agreement.

2. Party B is the legal and beneficial owners of 100% of the issued and outstanding equity of the Target Company with MMTEC, Inc. owning 85% of the issued and outstanding equity of the Target Company and Burgeon Capital, Inc owning the remaining 15% of the issued and outstanding equity of the Target Company.

3. The following agreement is concluded upon friendly negotiation among Party A, Party B, and Party C (hereinafter collectively referred to as the Parties):

Article 1 Purchase and Sale

1.1 At Closing (as defined below), Party B agrees to transfer, sell and assign, and Party A agrees to purchase, the Purchased Shares free from all Encumbrances (except as contemplated herein in Article 3.1) and together with all rights attached or accruing to them in accordance with the terms of this Agreement. Immediately after the Closing, Party A will hold 100% of the issued and outstanding equity of Target Company on a fully diluted basis. “Encumbrance” means: (a) any mortgage, charge (whether legal or equitable and whether fixed or floating), lien, pledge or other encumbrance securing any obligation of any person; (b) any option, right to acquire, right of pre-emption, right of set-off or other arrangement under which money or claims to, or for the benefit of, any Person may be applied or set off so as to effect discharge of any sum owed or payable to any person; or (c) any equity, assignment, hypothecation, title retention, claim, restriction, power of sale or other type of preferential arrangement the effect of which is to give a creditor in respect of indebtedness a preferential position in relation to any asset of a Person on any insolvency proceeding of that person.

1.2 Party A shall not be obliged to complete the purchase of any of the Purchased Shares unless the purchase by it of all of the Purchased Shares is completed simultaneously.

1.3 Prior to Closing, each Original Shareholder agrees that he/she will not, and will not agree to, sell or dispose (either directly or indirectly) the legal and beneficial interest in any Purchased Shares held by him/her.

Article 2 Purchase Price

The Parties agree that the total purchase price (the “Purchase Price”) for the Purchased Shares is USD 180,000,000 or RMB equivalent. If there is any Leakage (defined below), the Purchase Price should be adjusted downwards on a dollar-for-dollar basis.

“Leakage” means each and any of the following (without double counting) which occurred after the date of this agreement and before the Closing:

(a)	any dividend or distribution (whether in cash or kind) declared, paid or made by Party C to any of its shareholders (including Party B) or any member of the Sellers’ Group (defined below);

(b)	any redemption or purchase of its own shares or other securities, any other form of return of capital (whether by reduction of capital or otherwise), or any other payment in respect of any shares or other securities, in each case by Party C to any of its shareholders (including Party B) or any member of the Seller’s Group;

(c)	any other payments made, or any assets, rights or other benefits transferred, by Party C to, or for the benefit of, any of its shareholders (including Party B) or any member of the Sellers’ Group;

(d)	any disposal of assets by Party B (other than disposal in the ordinary course of business);

(e)	any indebtedness or liabilities (other than any liability incurred in the ordinary course of business) assumed, indemnified, guaranteed or incurred by Party C;

(f)	the waiver by Party C of any amount owed to it by, or of any right of the Party C against, any of its shareholders (including Party B) or any member of the Sellers’ Group;

(g)	any Encumbrance over any of the assets of Party C other than in the ordinary course of business;

(h)	any unusual or non-contractual payment by Party C of a bonus or other emolument to any director, officer or employee of Party C or any other payment to any of the foregoing in connection with the sale and purchase of the Purchased Shares contemplated by this agreement and all ancillary matters relating thereto (the “Transaction”);

(i)	any payment made, or fees or costs incurred, by the Target Company in connection with the Transaction;

(j)	the payment by Party C to any of its shareholders (including Party B) or any member of the Sellers’ Group of any amounts (whether principal amounts, interest payments or otherwise) under any indebtedness;

(k)	any agreement or arrangement by Party C to give effect to any of the matters referred to above; or

(l)	any tax paid or that will become payable by Party C in connection with any of the matters referred to above.

Article 3 Closing

3.1 Payment of Purchase Price: At Closing (defined below), Party A shall deliver:

(A)	to MMTEC, Inc., a promissory note, in a form reasonably acceptable to Party B, in an amount equal to the product of: (i)(x) the Purchase Price, minus (y) the amount of Leakage (if any), multiplied by (ii) 85% (the “MMTEC Note”), and

(B)	to Burgeon Capital Inc, a promissory note, in a form reasonably acceptable to Party B, in an amount equal to the product of (i)(x) the Purchase Price, minus (y) the amount of Leakage (if any), multiplied by (ii) 15% (the “BCI Note” and together with the MMTEC Note, the “Notes”).

The Notes shall be secured by all of the issued and outstanding equity of the Target Company and all of the assets of the Target Company and its subsidiaries and shall have a maturity of 90 days from the Closing Date.

3.2 Closing: The consummation of the transactions contemplated hereby (the “Closing”) shall take place electronically on the second (2nd) business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 3.4 (other than those conditions which are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such time and date as Party A and Party B may designate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

3.3 Closing Deliverables:

At Closing, Party B shall deliver to Party A each of the following:

(a)	a certificate of MMTEC, Inc. confirming that (i) it has performed and complied with, in all material respects, all covenants and obligations required to be performed or complied with by it under this Agreement on or before the Closing Date, (ii) each of the representations and warranties made by MMTEC, Inc. in this Agreement is complete, true and accurate and not misleading as at the date of this Agreement and as at the Closing Date as though restated on and as at the Closing Date with respect to facts, events and circumstances existing as at such date; and (iii) each of the conditions set forth in Article 3.4 to be performed by it have been satisfied (other than those conditions that have been waived in writing by Party A);

(b)	a certificate of Burgeon Capital, Inc confirming that (i) it has performed and complied with, in all material respects, all covenants and obligations required to be performed or complied with by it under this Agreement on or before the Closing Date, (ii) each of the representations and warranties made by Burgeon Capital, Inc in this Agreement is complete, true and accurate and not misleading as at the date of this Agreement and as at the Closing Date as though restated on and as at the Closing Date with respect to facts, events and circumstances existing as at such date; and (iii) each of the conditions set forth in Article 3.4 to be performed by it have been satisfied (other than those conditions that have been waived in writing by Party A);

(c)	duly executed instruments of transfers in respect of all of the Purchased Shares in favor of Party A (or such person as Party A may nominate);

(d)	copies of the duly executed share certificates representing the Purchased Shares registered in the name of Party A (or such person as Party A may nominate);

(e)	a certified copy of the shareholder register of the Target Company, showing that the equity proportion registered by Party A in the Target Company is 100%, there is no Encumbrance on the equity of the Target Company, and the cancellation of the Purchased Shares registered in the name of the relevant Original Shareholders, and the registration of the Purchased Shares in the name of Party A (or such person as Party A may nominate);

(f)	letters of resignation in the agreed form of each of the directors and officers of the Target Company, other than the officers set out in Schedule 2 (the “Retained Management”), from his/her office as a director and/or an officer, including a waiver of all claims against the Target Company.

(g)	the resolutions duly and validly adopted by the board of directors and the shareholders of the Target Company certifying that they have approved and authorized the closing of the Transactions and agreed to the investment and share transfer provided hereunder; the adoption of the amended articles of association; and the new composition of the board of directors; and

(h)	duly executed copies of this Agreement, the amended articles of association and such other ancillary documents as Party A may deem to be necessary to complete the Closing.

At Closing, Party A shall deliver to Party B:

(i)	The Notes duly executed by Party A;

(j)	such other documents, certificates, or instruments necessary to perfect Party B’s security interests in the issued and outstanding equity of the Target Company and the assets of the Target Company and its subsidiaries;

(k)	a certificate of Party A confirming that (i) it has performed and complied with, in all material respects, all covenants and obligations required to be performed or complied with by it under this Agreement on or before the Closing Date, (ii) each of the representations and warranties made by Party A in this Agreement is complete, true and accurate and not misleading as at the date of this Agreement and as at the Closing Date as though restated on and as at the Closing Date with respect to facts, events and circumstances existing as at such date; and (iii) each of the conditions set forth in Article 3.4 to be performed by it have been satisfied (other than those conditions that have been waived in writing by Party B);

(l)	the resolutions or minutes duly and validly adopted by the board of directors of the Party A certifying that they have approved and authorized the execution of this Agreement and the closing of the Transactions; and

(m)	duly executed copies of this Agreement and such other ancillary documents as Party B may deem to be necessary to complete the Closing.

3.4 Conditions to Closing:

The obligation of Party A to complete the purchase and to pay the Purchase Price for the Purchased Shares pursuant to this Agreement is conditioned on the following conditions having been fulfilled on or prior to the Closing Date to Party A’s satisfaction, or waived by Party A:

(a)	Party B and Party C having performed and complied with, in all material respects, all covenants and obligations required to be performed or complied with by them under this Agreement on or before the Closing Date;

(b)	each of the Warranties of Party B and Party C being complete, true and accurate and not misleading as at the date of this Agreement, as at the Closing Date and the Target Company and Party B having delivered the items contemplated to be delivered by them under Article 3.3;

(c)	no proceedings having been instituted or threatened that seek to restrain, prohibit, declare illegal, or otherwise challenge or interfere or obtain relief in connection with the Transaction, nor there coming into force any law having the same result;

(d)	in connection with the Transaction, (i) all requisite filings or registrations to be made by Party B and Party C have been made; and (ii) all requisite governmental authorizations to be obtained by Party B and Party C have been obtained on terms and conditions reasonably satisfactory to Party A;

(e)	there has been no actual or threatened revocation, termination or suspension of existing business relationship with any of the customers or vendors of the Target Company;

(f)	each Retained Management having been retained by the Target Company;

(g)	there has been no Material Adverse Change and for this purpose, “Material Adverse Change” means any effect attributable to or resulting from an event, circumstance, occurrence or non-occurrence since the date of this Agreement that, individually or in the aggregate with other events, circumstances, occurrences or non-occurrences since that date, is or would reasonably be expected to be materially adverse to the business, assets, prospects, financial condition or results of the operations of the Target Company or to the Closing of the Transaction;

(h)	completion of the audit of the consolidated financial statements of the Target Company by WWC, P.C. for fiscal years of 2021 and 2022 (the “Accounts”); and

(i)	The delivery of unaudited consolidated financial statements of the Target Company covering the period beginning on January 1, 2023 and ending on the last day of the month immediately preceding the month in which the Closing Date occurs or otherwise as required pursuant to relevant SEC rules.

The obligation of Party B to sell the Purchased Shares pursuant to this Agreement is conditioned on the following conditions having been fulfilled on or prior to the Closing Date to Party B’s satisfaction, or waived by Party B:

(j)	Party A having performed and complied with, in all material respects, all covenants and obligations required to be performed or complied with by it under this Agreement on or before the Closing Date;

(k)	each of the Warranties of Party A being complete, true and accurate and not misleading as at the date of this Agreement, as at the Closing Date and Party A having delivered the items contemplated to be delivered by it under Article 3.3;

(l)	no proceedings having been instituted or threatened that seek to restrain, prohibit, declare illegal, or otherwise challenge or interfere or obtain relief in connection with the Transaction, nor there coming into force any law having the same result; and

(m)	in connection with the Transaction, (i) all requisite filings or registrations to be made by Party A have been made; and (ii) all requisite governmental authorizations to be obtained by Party A have been obtained on terms and conditions reasonably satisfactory to Party B.

Article 4 Pre-Closing Obligations of the Original Shareholders and the Target Company

4.1 Between the date of this Agreement and the Closing Date, Party B shall cause the Target Company and its consolidated entities to:

(a)	carry on its business in the ordinary and usual course;

(b)	comply with all applicable laws and governmental authorizations;

(c)	keep Party A informed of all material matters relating to the assets, liabilities and business of the Target Company;

(d)	take all reasonable steps to preserve the goodwill of the businesses of the Target Company and encourage customers, suppliers and others having business relations with the Target Company to continue to deal with the Target Company and do nothing which damages, or would be likely to damage, such goodwill; and submit all appropriate tax-related submissions, notifications and filings to the relevant governmental entities.

4.2 Without limiting the generality of Article 4.1, between the date of this Agreement and the Closing Date, the Target Company shall not, and the Original Shareholders shall cause the Target Company and its consolidate entities not to, without Party A’s prior written consent:

(a)	alter any constitutional documents of the Target Company or any of its consolidated entities;

(b)	alter the nature and scope of the business of the Target Company;

(c)	issue any debt or equity security or other security convertible or exchange into any security of the Target Company, or reduce, redeem or repay any share or loan capital or other securities of the Target Company;

(d)	declaration of, or the making or payment of, a dividend or other distribution to shareholders of the Target Company (including the Original Shareholders);

(e)	pass any shareholder resolutions of the Target Company;

(f)	make change to the accounting practices or policies of the Target Company;

(g)	make any capital commitment;

(h)	incur any borrowing or pre-payment of any borrowing;

(i)	create or grant of any Encumbrance (other than a lien arising by operation of law or in the ordinary and usual course of business) over the whole or any part of the undertaking or any asset of the Target Company or any guarantee, indemnity or other agreement to secure any obligation of any person;

(j)	make any loan (other than the granting of trade credit in the ordinary and usual course of business) to any person;

(k)	enter into , or amend, any contract, understanding or arrangement which is not on an arm’s length basis and for full and proper consideration; relates to or affects a material part of the business of the Target Company; or is materially unusual or abnormal or onerous;

(l)	make any amendment or terminate or give notice to terminate any governmental authorization or Material Contract (defined below), which would result in a Material Adverse Change;

(m)	appoint or employ (or terminate the appointment or employment) of any director, officer or senior employee of the Target Company or the alteration of any material terms related thereto;

(n)	make any material amendment to the terms of employment of any category of employees;

(o)	acquire or dispose of any interest in (a) any securities of any person; or (b) asset (other than an acquisition or disposal in the ordinary and usual course of business and on normal arm’s length terms);

(p)	enter into any joint venture, partnership or agreement or arrangement for the sharing of profits or assets);

(q)	assign, license, charge, abandon, fail to prosecute or other dispose of, or fail to maintain, defend or diligently pursue applications for, any of the intellectual property;

(r)	commence, compromise, settle, release or discharge of any proceedings; or

(s)	authorize or agree to do or take any of the foregoing acts or matters.

Article 5 Additional Obligations

5.1 Party A shall supervise and handle its approval procedures for such equity transfer in a timely manner pursuant to the provisions hereof.

5.2 Party A shall issue relevant documents that shall be signed or issued by it to complete such equity transfer.

5.3 The Original Shareholders shall use their best endeavors to assist with the transition of customers and vendors of the Target Company.

5.4 The Original Shareholders shall procure that each Retained Management enter an employment agreement with Party A or an affiliate of Party A to the satisfaction of Party A.

5.5 The Original Shareholders undertake to Party A that it shall not, and shall procure their respective affiliates not to, directly or indirectly, in any capacity:

(a)	at any time after the date of this Agreement:

(i)	do or say anything which is likely or intended to damage the goodwill or reputation of the Target Company or its affiliates or of any business carried on by the Target or its consolidated entities; or

(ii)	except as otherwise expressly permitted by this Agreement, disclose to any person, or use for any purpose whatsoever, any information which is secret or confidential to the business or affairs of the Target Company or its consolidated entities;

(b)	within one (1) year after the Closing Date:

(i)	carry on, be engaged in, provide services to, be concerned or associated with, be interested in or in any way assist with, any insurance business which is or is likely to be in competition with the business of the Target Company, Party A or any of their consolidated entities (the “Protected Entities”) except in connection with the provision of the services pursuant to Article 5.3 or other services as otherwise agreed in writing by Party A; or

(ii)	canvas or solicit the custom of any person that is or has within twenty-four months prior to the Closing been a client or customer of any Protected Entity in relation to goods or services sold or provided by such Protected Entity.

(iii)	offer employment to or employ or offer to enter into any contract for services with any person who is an employee of any Protected Entity, or induce any of those employees to terminate his employment with such Protected Entity, except as otherwise agreed in writing by Party A.

The Original Shareholders agree and acknowledge that the restrictions set out in Article 5.5 have been specifically negotiated and agreed between sophisticated parties, are necessary to protect Party A and the Target after Closing and are reasonable in scope and duration under the circumstances.

Article 6 Representations and Warranties

6.1 Representations and warranties of Party A:

6.1.1 Party A has all necessary corresponding rights, powers, and authorizations to sign this Agreement, fulfill their respective obligations hereunder and complete the proposed Transaction.

6.1.2 This Agreement constitutes the legal, valid, and binding obligations of Party A, and may be enforced against it in accordance with the terms hereof.

6.1.3 The execution, delivery and performance of this Agreement by Party A does not and will not violate or conflict with any laws or government directives applicable to it and any binding agreements, contracts and other legal documents entered into by it.

6.1.4 Party A has obtained any and all written consents, approvals and authorizations from third parties, which are necessary to execute, deliver and perform this Agreement and complete the transactions hereunder.

6.2 Representations and warranties of Target Company and the Original Shareholders:

Each of MMTEC, Inc. and Burgeon Capital Inc. hereby, severally and not jointly, represents and warrants to Party A that:

6.2.1 It has all necessary rights, powers, and authorizations to sign this Agreement, fulfill its respective obligations hereunder and complete the proposed Transaction.

6.2.2 This Agreement constitutes its legal, valid, and binding obligation, and may be enforced against it in accordance with the terms hereof.

6.2.3 The execution, delivery and performance of this Agreement by it does not and will not violate or conflict with any laws or government directives applicable to it and any binding agreements, contracts and other legal documents entered into by it.

6.2.4 It has obtained any and all written consents, approvals and authorizations from third parties, which are necessary to execute, deliver and perform this Agreement and complete the transactions hereunder.

6.2.6 It is the lawful owner, of record and beneficially, of its respective Purchased Shares. It has good, valid and marketable title to its respective Purchased Shares, free and clear of any Encumbrances, and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Except for this Agreement, there are no outstanding contracts or understandings between it and any other person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of its respective Purchased Shares.

6.2.7 All consents, approvals and filings for the transfer of its respective Purchased Shares have been obtained or will be obtained before Closing.

The Target Company and Party B hereby jointly and severally make the following representations and warranties to Party A:

Unless specified or otherwise required by the context, Target Company for purpose of the representations and warranties shall include Alpha Mind Technology Limited and any of its consolidated entities, including Huaming Yunbao (Tianjin) Technology Co., Ltd, a company established incorporated under the laws of the PRC, and Huaming Insurance Agency Co., Ltd. a national insurance agency company established in accordance with PRC law and approved by the China Insurance Regulatory Commission, a company incorporated under the laws of the PRC (together, hereinafter referred to as the “VIE Entities”).

Capacity:

6.2.8 The Target Company has all necessary corresponding rights, powers, and authorizations to sign this Agreement, fulfill its respective obligations hereunder and complete the proposed Transaction.

6.2.9 This Agreement constitutes the legal, valid, and binding obligations of the Target Company, and may be enforced against it in accordance with the terms hereof.

6.2.10 The execution, delivery and performance of this Agreement by the Target Company does not and will not violate or conflict with any laws or government directives applicable to it and any binding agreements, contracts and other legal documents entered into by it.

6.2.11 The Target Company has obtained any and all written consents, approvals and authorizations from third parties, which are necessary to execute, deliver and perform this Agreement and complete the transactions hereunder.

Purchased Shares:

6.2.12 The particulars shown in of Schedule 1 are true, accurate and not misleading.

6.2.13 Except for this Agreement, there are no outstanding contracts or understandings between the Target Company and any other person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of the Purchased Shares. At Closing, Party A shall own all of the Purchased Shares, free and clear of all Encumbrances (other than as contemplated herein in Article 3.1).

6.2.14 The Purchased Shares comprise 100% of the issued and outstanding share capital of the Target Company on a fully diluted basis, have been validly issued and allotted and each is fully paid and non-assessable common share in the capital of the Target Company. Except for the Purchased Shares, no shares of capital stock, warrants, options or other securities of the Target Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Target Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

6.2.15 All consents, approvals and filings for the transfer of the Purchased Shares have been obtained or will be obtained before Closing.

Consequence of this Agreement

6.2.16 The entering into and performance of this Agreement and any other document to be entered into pursuant to or in connection with this Agreement will not nor is likely to:

(a)	so far as the Original Shareholders are aware, cause the Target Company to lose the benefit of any right or privilege it presently enjoys or any authorization or license it presently holds;

(b)	so far as the Original Shareholders are aware, cause any person who normally does business with or gives credit to the Target Company not to continue to do so on the same basis as previously;

(c)	result in a breach or constitute (with or without the lapse of time and/or the giving of any notice, certificate, declaration or demand) a default or give rise to any right of termination, variation, payment or acceleration, under any contract to which the Target Company is a party or result in the imposition of an Encumbrance on the assets of the Target Company or the Purchased Shares; or

(d)	so far as the Original Shareholders are aware, adversely affect the attitude or action of customers, clients, suppliers, employees and other persons with regard to the Target Company.

Legal Compliance and Litigation

6.2.17 A corporate structure chart showing the Target Company and its shareholdings in all of its consolidated entities are shown in Schedule 3. The corporate structure of the Target Company complies with all applicable laws and regulations, and neither the ownership structure nor any contracts under the contractual arrangement with the VIE Entities in respect of the Target Company violate, breach, contravene or otherwise conflict with any applicable laws. The Target Company and its consolidated entities are legally incorporated, validly existing, and qualified limited liability companies under their respective jurisdictions of incorporation, with all necessary rights and powers to engage in their current and proposed business operations. The Target Company and its consolidated entities have at all times carried on their business and affairs in all respects in accordance with its constitutional documents from time to time in force.

6.2.18 The Target Company and its consolidated entities comply with the requirements of relevant government regulatory agencies in terms of law, finance, management, technology, intellectual property, business, company licenses, and government regulations.

6.2.19 The Target Company and its consolidated entities have at all times conducted its business and operations in accordance with all applicable laws in all material respects and there is no investigation, notice or enquiry by, or order, decree, decision, prosecution or judgment of, any governmental entity against the Target Company or its consolidated entities, their respective officers or employees or any other person for whose acts or defaults the Target Company or its consolidated entities may be vicariously liable with respect to an alleged, actual or potential material breach of, and/or material failure to comply with, any applicable law.

6.2.20 All licenses required for or in connection with the carrying on of the business and the operations of the Target Company in the manner and in the places in which such business and operations are carried on or proposed to be carried on:

(a)	have been obtained and are in full force and effect;

(b)	have been provided to Party A together with complete and accurate copies thereof;

(c)	are not limited in duration or subject to onerous conditions; and

(d)	have been and are being complied with.

6.2.21 There are no circumstances which indicate that any of the licenses may be modified, revoked or not renewed or which confer a right of modification, revocation or non-renewal.

6.2.22 None of the Target Company, its consolidated entities or any person acting on their behalf has:

(a)	made any unlawful contribution or gift or provided any unlawful entertainment or expenditure relating to political activity in connection with the business of the Target Company;

(b)	made any direct or indirect unlawful payment to any foreign or domestic governmental entity or government official or employee in connection with the business of the Target Company;

(c)	paid any bribe, rebate, pay-off, influence payment or other unlawful payment; or

(d)	breached any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the regulations issued thereunder or any similar any similar anticorruption or anti-bribery laws of any other jurisdiction.

6.2.22A Party B do not directly or indirectly own or control any other company, partnership, partnership, enterprise or other investment that forms a competitive relationship with the Target Company. Party B currently does not own or control, directly or indirectly, any interest in any other company, legal person, partnership, trust, joint venture, association or other business entity, nor is it a participant in any joint venture, partnership or similar arrangement; nor is there any real or potential obligation to engage in such arrangements or to make any equity investment.

6.2.23 There is no lawsuit, arbitration, administrative penalty, claim, investigation or other legal proceeding that is brought by any third party, court, government agency, or arbitration institution against or in connection with the Target Company, nor is there any unenforced rulings or judgments that will result in a Material Adverse Change. So far as the Original Shareholders are aware, there are no facts or circumstances which might give rise to any material proceedings.

Data Protection:

6.2.24 The Target Company complies with and has at all times complied with all of its obligations under applicable data protection legislation.

6.2.25 No notice or allegation has been received by the Target Company from a competent authority alleging that the Target Company has not complied with any applicable data protection laws.

6.2.26 No individual has claimed, and no grounds exist for an individual to claim, compensation from the Company for breaches of applicable data protection laws.

Accounts:

6.2.27 The Accounts have been prepared in accordance with all applicable laws and the U.S. GAAP at the date of publication of the Accounts and any other management accounts of the Target Company provided to Party A has been prepared on the same basis as the Accounts.

6.2.28 The Accounts give a true and fair view of the state of affairs of the Company for the two years ended and as at December 31, 2022 and for the nine month period ended September 30, 2023. (the “Accounts Date”) and of the balance sheet, profits and losses for the financial period to which they relate and there is no liability that is not adequately provided for or noted in the Accounts.

6.2.29 The accounting records of the Target Company are up-to-date, have been maintained on a proper and consistent basis and in accordance with all applicable laws and the accounting standards. They contain an accurate and complete record of all matters required to be entered in them or which are otherwise entered in them. No notice or allegation that any of the accounting records is incorrect or should be rectified has been received.

Finance:

6.2.30 The Target Company has:

(a)	no outstanding loan capital nor has it incurred any borrowing which it has not repaid or satisfied;

(b)	not been a party to or under any obligation in relation to any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or factoring or sale and loan arrangement or any other arrangement the purpose of which is to raise money or provide finance or credit; and

(c)	not engaged in any financing of a type which would not be required to be shown or reflected in the Accounts.

6.2.31 The Target Company has not lent or agreed to lend any money to any person, is not responsible for the indebtedness or other liability of any person and has not given any guarantee, indemnity or other assurance of loss in relation to any indebtedness or other Liability of any Person.

6.2.32 The Target Company has not created or agreed to create any Encumbrance (except liens arising by operation of law in the ordinary and usual course of business) over or entered into any factoring arrangement in relation to any of the Assets (as defined below) and all of the Assets are free from any hire or hire purchase agreement, conditional sale or credit sale agreement, leasing or rental agreement or agreement for payment on deferred terms or other Encumbrance.

6.2.33 The Target Company does not own the benefit of any debt (whether present or future) other than debt owing to it in the ordinary course of trading.

6.2.34 The Target Company has sufficient working capital for the purpose of continuing to carry on its business in its present form and at its present level of turnover and of performing all orders, projects and contractual obligations which have been placed with, or undertaken by, the Target Company in accordance with their terms.

Events since the Accounts Date:

6.2.35 Since the Accounts Date and except as disclosed in Schedule 5:

(a)	the Target Company has carried on its business in the ordinary and usual course (including as to nature and scope) and so as to maintain its business as a going concern;

(b)	there has been no material adverse change in the financial or trading position or prospects of the Target Company;

(c)	the Target Company has not acquired or disposed of any asset nor agreed to acquire or dispose of an asset, other than the sale of inventory or products in the ordinary and usual course of business;

(d)	the Target Company has not made or agreed to make any capital expenditure;

(e)	there has been no unusual or material increase or decrease in the level of the Target Company’s trading stock (including work-in-progress) or the price paid for its trading stock;

(f)	the profits and losses of the Target Company and the trend of profits and losses have not been affected by changes or inconsistencies in accounting treatment;

(g)	there has been no change in the manner or time of payment of creditors and there has been no change in the manner or time of collection of debts or the policy of reserving for debtors;

(h)	the Target Company has not cancelled or delayed, in whole or in part, any capital expenditure or other material item of discretionary spending that is set out in the Company’s business plan in force as at the date of this Agreement;

(i)	the Target Company has not allotted or issued, nor has it granted any option over or other right to subscribe for or purchase, any of its share or loan capital or other securities and it has not made any agreement or arrangement to do the same;

(j)	the Target Company has not reduced, redeemed or repaid any of its share or loan capital or other securities;

(k)	no change has been made to the accounting reference date of the Target Company; and

(l)	no resolution of shareholders has been passed or signed other than resolutions to approve the Transaction.

The Target Company undertakes not to have any undisclosed liabilities prior to Closing.

Assets

6.2.36 The Target Company has legal and beneficial title to and is, where capable of possession, in possession and control of, all assets included in the Accounts or which were acquired by the Company since the Accounts Date (except for assets sold, realised or applied in the ordinary and usual course of business) (“Assets”). All the Assets, which comprise all the assets necessary for the carrying on of the business of the Target Company fully and effectively in the manner and to the extent it is now conducted, are free from Encumbrances and no third party has or claims any rights in relation to the Assets (or to the proceeds of sale of the Assets).

6.2.37 All Assets owned or used by the Target Company are in good condition and state of repair, have been regularly and properly maintained, are serviceable and in satisfactory working order and the vehicles are correctly licensed (where applicable) and roadworthy. All such assets are capable of being efficiently and properly used in the Target Company’s business and none is dangerous, obsolete, surplus to requirements, inefficient or in need of renewal or replacement.

Insurance

6.2.38 The Targe Company has at all times maintained adequate insurance cover against risks normally insured against by companies carrying on similar businesses or owning property and/or assets of a similar nature to the Company (the “Policies”) and, in particular, has maintained all insurance required by Law. Full details of the Policies held by the Company have been provided to Party A together with complete and accurate copies of the Policies.

6.2.39 All premiums due on the Policies have been duly paid and all the Policies are valid and in force and are not void or voidable or unenforceable for any reason. There are no claims outstanding under the Policies which have been rejected by the insurer and no event has occurred which might give rise to a material claim.

6.2.40 Details of all claims made under insurance policies held by the Target Company during the period of five years prior to the date of this Agreement have been provided to Party A.

Intellectual Properties:

6.2.41 Details of all registered intellectual property rights (and applications for any such rights) and material unregistered intellectual property rights owned by the Target Company have been provided to Party A and the Target Company is the sole legal and beneficial owner of such rights free from all Encumbrances. The employees, consultants, and independent partners of the Target Company have not infringed on the legitimate rights of former employer or other intellectual property holders, or engaged in any violations of confidentiality obligations, non-competitive obligations, and non-collusion obligations agreed with the corresponding the Target Company, the former employer, and any other third party, or failed to serve the interests of the Target Company due to constraints of agreements or government directives or been in conflict with the interests of the Target Company.

6.2.42 None of the intellectual property rights owned by the Target Company is the subject of any dispute or proceedings and no dispute or proceedings are threatened.

6.2.43 Details of all contracts (including licences) that are material to the business of the Target Company relating to intellectual property rights have been provided to Party A together with complete and accurate copies of any written terms relating thereto.

6.2.44 No third party is infringing or making unauthorised use of, or has in the past twelve months infringed or made unauthorised use of, any intellectual property rights owned or used by the Target Company. The Target Company is not infringing or making unauthorised use of, nor has it in the past twelve months infringed or made unauthorised use of, any intellectual property rights owned or used by a third party.

Information Technology:

6.2.45 All of the business IT used in the twelve months prior to the date of the Agreement is owned by or validly licensed (on written terms) to the Target Company and is in good repair and condition.

6.2.46 There are, and since January 1, 2021 there have been, no performance reductions or breakdowns of, or logical or physical intrusions to, any information technology or loss of data which have had (or are having) a material adverse effect on the use of the business IT by the Target Company.

6.2.47 Disaster recovery plans are in place and are appropriate and adequate to ensure that the Business IT and the data stored on it (“Data”) can be replaced or substituted without disruption to the Company in the event of a failure of any part of the business IT. All Data has been regularly archived in properly stored, catalogued and secure hard copy form, to which, following the Closing, Party A will have unimpeded access.

ESG-related:

6.2.48 The Target Company and each Subsidiary has complied with relevant laws and regulations (including but not limited to laws and regulations relating to medical institutions, environmental protection, labour, anti-unfair competition and anti-commercial bribery) in its corporate operations and all aspects of the Target Company’s and each of its consolidated entities’ business are in compliance with the requirements of laws and government orders.

6.2.49 The full names of and offices held by each person who is a director of the Target Company and its consolidated entities have been provided to Party A. No other person is a director or shadow director of the Target Company or any of its consolidated entities.

6.2.50 The Target Company has not entered into any informal or formal agreement to amend or change the terms or conditions of employment or engagement of any of the officers or employees of the Target Company or any of its consolidated entities (whether such amendment or change is to take the effect prior to or after Closing).

6.2.51 The Company is in compliance with in all material respects all employment legislation applicable in relation to the employees and has not done any act or made any omission and is not aware of any act or omission of any of the employees within the last five years which could give rise to any material cause of action by any employee under or by virtue of any such employment legislation. There are no material breaches by the Company within the last five years of any term or condition of employment or engagement or agreement (whether express, implied, oral or in writing) of any employee.

6.2.52 The Target Company has fully complied with in all material respects and has not acted in contravention of the applicable laws, regulations and requirements in respect of social security, housing provident funds or other mandatory pension schemes.

Taxation

6.2.53 The Target Company and each of its consolidated entities have paid all taxes on time and in full, and all tax statements, reports and forms required to be submitted by or on behalf of such entities (“Tax Statements”) have been provided to the appropriate governmental authorities in a timely manner, and all Tax Statements accurately reflected, in all material respects, the tax liability of the Target Company or its consolidated for the period, property or event recorded. All taxes, including the taxes in the Tax Statement or taxes deemed by any governmental authority to be payable by the Target Company or any consolidated entities, or levied on the Target Company’s or any of its consolidated entities’ property, assets, capital, turnover or income, have been paid in full (except for taxes adequately reserved in the relevant Accounts). There are no pending or potential inspections, inquiries, or audits by any regulatory authorities against the Target Company or any of its consolidated entities. All taxes required by law to be withheld by the Target Company or any of its consolidated entities have been withheld and submitted to the competent governmental authorities or are in the proper custody of the Target Company or its relevant consolidate entities. The Target Company has no other tax liabilities or obligations of any nature unless such tax liabilities or obligations are (i) adequately reflected in the Accounts or (ii) incurred in the ordinary course of business activities since the Accounts Date (as defined below). There is no dispute or disagreement, nor is any contemplated, with any Tax Authority regarding tax recoverable from the Target Company or regarding the availability of any relief from tax to the Target Company.

6.2.54 No act or transaction has been or will, on or before the Closing, be effected by the Target Company, the Original Shareholders or any other person (including the sale of the Purchased Shares), in consequence of which the Target Company is or may be held liable for tax primarily chargeable against some other person.

Insolvency:

6.2.55 The business operations of the Target Company and its consolidated entities are normal and there is no court judgment in the PRC declaring the Target Company or any of its consolidated entities bankrupt or insolvent (or similar circumstances). There are no for insolvency or bankruptcy (or similar circumstances) and no third party is about to commence such proceedings. There are no requests for termination, liquidation or dissolution of the Target Company or any of its consolidated entities, and no resolutions for liquidation or dissolution have been passed. The Target Company and its consolidated entities are able to meet its obligations as they come due and its assets are sufficient to satisfy all of their liabilities.

Trading and Contracts:

6.2.56 The Target Company has provided to the Party A complete and accurate copies of each contract to which the Target Company or any of its consolidated entities is a party or subject to and of any other arrangement or understanding (“Material Contracts”) which:

(a)	is not in the ordinary course of business;

(b)	is not on an arm’s length basis;

(c)	is long-term (meaning unlikely to be performed in full in accordance with its terms within six months of its commencement or being incapable of termination without compensation by the Target Company in six months or less);

(d)	is loss making;

(e)	cannot readily be performed by the Target Company without undue or unusual expenditure of money or effort;

(f)	restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit;

(g)	requires or is likely to require consideration payable by the Target Company or to the Target Company for the material contract or which obliges the Target Company to take any minimum purchases;

(h)	involves or is likely to involve the supply of goods or services by the Target Company, the aggregate sales value of which will represent a material portion of the revenue of that Target Company (in the case of a customer of the Target Company) or of the goods or services supplied to the Target Company (in the case of a supplier to the Target Company) for the year ended on the date of this Agreement, where the contract is in writing;

(i)	requires or is likely to require the Target Company to pay any commission or any of its consolidated entities, finder’s fee, brokerage or similar payment;

(j)	provides for payments to or by the Target Company based on sales, profits or other benchmarks;

(k)	involves an agency, distributorship or management relationship;

(l)	is a joint venture, consortium, partnership or other contract, arrangement or understanding under which it participates with any other person in any business;

(m)	can be terminated upon a change of control of the company or would entitle any party upon a change of control of the Company to exercise rights not otherwise available to such party;

(n)	is material to the carrying on of the business and the operations of the Target Company whether or not it is material in terms of expenditure or revenue expectations;

(o)	any contracts under the contractual arrangement with the VIE Entities in respect of the Target Company; or

(p)	involves liabilities which may fluctuate in accordance with an index, or notes of currency exchange or interest or movements in the price of any securities or commodities or the credit rating of any reference person.

Schedule 4 sets forth a true, correct and complete list of the Material Contracts.

6.2.57 All Material Contracts of the Target Company and its consolidated entities are legally valid, binding and enforceable on the parties thereto. The Target Company and its consolidated entities have complied with or performed under such agreements, there is no material breach, cancellation or invalidity of such agreements and there is no ground for rescission, avoidance or repudiation of any Material Contracts and the Target Company and its consolidated entities have not given or received any notice of any attempt to terminate or not to renew such agreements.

As of the Closing Date, the Target Company has not received any notice from the Target Company’s or any of its consolidated entities’ major customers, suppliers and partners, indicating that at any time after the Closing Date they will stop the use of the Target Company’s products or services or other business relationships with the Target Company, or that they will materially reduce the use of the products or services or change the terms of the business relationship; The Target Company also has no reason to believe that the above situation may occur or that the proposed transaction hereunder will lead to the occurrence of the above situation.

There is no legal or governmental proceeding, inquiry or investigation pending against the Target Company or any of its consolidated entities and their shareholders challenging the validity of any contracts under the contractual arrangement with the VIE Entities, and no such proceeding, inquiry or investigation is threatened in any jurisdiction.

6.2.58 There are no outstanding agreements or arrangements to which the Target Company or any of its consolidated entities is a party which (1) require the allotment or issue of any shares, equity, debentures or other securities of the Target Company or any of its consolidated entities now or at any time in the future; (2) require the entering into of any joint venture, partnership or profit-sharing (or loss-sharing) agreement or arrangement; (3) require the granting to any person of a purchase of material assets or property of the Target Company or any (2) enter into any joint venture, partnership or profit -sharing (or loss -sharing) agreement or arrangement; (3) enter into any contract, agreement or other arrangement granting to any person any preemptive right to purchase material assets or property or any equity interest in the Target Company or any of its consolidated entities (other than a purchase made in the ordinary course of business consistent with past practice); or (4) enter into any other agreement or arrangement that has or may have a material effect on the financial or business condition or prospects of the Target Company or any of its consolidated entities.

Agreements between the Target Company and the Original Shareholders:

6.2.59 Between the Original Shareholders, directors, officers or employees of the Target Company or their respective spouses or children, or any affiliates of any of the foregoing (the “Sellers Group”) and the Target Company, (i) there is no agreement, undertaking or any transaction that have been, are being, or are proposed to be conducted; (ii) there is no direct or indirect, unilateral or bidirectional, debt (except for wages yet to be paid consistent with prior practice), or commitment to provide loans or guarantees; (iii) no member of the Seller Group directly or indirectly enjoys interests in or have significant business relationships with the agreement of the Target Company and the agreements signed by the Target Company; (iv) no member of the he Sellers’ Group has direct or indirect ownership interests (except for those who obtain no more than 1% of shares through the open securities market) in any enterprise or company associated with, having business relationships with, or competing with the Target Company, or control such enterprise through loans, agreements, or other means, or serve as an executive, director, or partnership in such enterprise.

Properties:

6.2.60 The particulars of the properties owned or occupied by the Target Company (the “Properties”) have been provided to Party A and are true and accurate and not misleading. Except the Properties, the Company has no other estate or interest in or over land or premises and does not occupy any other land or premises and has not entered into any agreement to acquire or dispose of any land or premises or any estate or interest therein which has not been completed.

6.2.61 Except for the leased real estate, the Target Company and each of its consolidated entities owns a complete, market-valued rights to all the Properties, rights and assets and there is no guarantee, lease, sub-lease, tenancy, licence or right of occupation, rent-charge, exception, reservation, right, easement, quasi-easement or privilege (or agreement for any of the same) in favour of a third party (other than the Target Company) or other Encumbrance on such rights, and is in possession of all relevant title documents in respect of such Property and is solely legally and beneficially entitled to and has good and marketable title to and exclusive occupation of such Property.

6.2.62 The leases, sub-leases, tenancies, licences or agreements for any of the same under which any of the Properties held are valid and subsisting against all persons, including any person in whom any superior estate or interest is vested.

6.2.63 None of the Properties or any part thereof is affected by any of the following matters or is to the best knowledge of the Original Shareholders likely to become so affected: (a) any outstanding dispute, notice or complaint or any exception, reservation, right, covenant, restriction or condition which is of an unusual nature or which affects or might in the future affect the use of any of the Properties for the purpose for which it is now used (the “Current Use”); or (b) any outstanding claim or Liability under all relevant laws.

6.2.64 All restrictions, conditions and covenants (including any imposed by or pursuant to any lease, sub-lease, tenancy or agreement for any of the same and whether the Target Company is the landlord or tenant thereunder and any arising in relation to any superior title) affecting any of the Properties have been observed and performed and no notice of any material breach of any of the same has been received or is to the Original Shareholders’ best knowledge likely to be received.

6.2.65 The current use of the Properties and all equipment therein and the conduct of any business therein complies in all material respects with all relevant laws and all necessary governmental authorizations required under any law have been obtained.

6.2.66 Except in relation to the Properties, the Target Company has no liability arising out of the conveyance, transfer, lease, sublease, tenancy, licence, agreement or other document relating to land or premises or an estate or interest in or over land or premises, including leasehold premises assigned or otherwise disposed of.

Quality of Disclosure:

6.3.67 Any information and facts related to the Target Company, any of its consolidated entities, or their business which are material for disclosure to a purchaser of the Purchased Share on the terms of this Agreement have been fully disclosed to Party A, and there is no untrue statement of a material fact, nor is there is omission of a material fact that is necessary make the statements not misleading. , This Agreement, any other transaction documents, or any delivery documents delivered to Party A under this Agreement or any other transaction documents, or any other information, in written or electronic form, provided to Party A or its advisers by management shareholders, the Target Company itself or by proxy in the course of Party A’s due diligence and negotiations regarding this Agreement and other transaction documents, do not contain any untrue, inaccurate, or incomplete, or misleading information, nor do they omit any information that makes the information provided in such documents untrue, inaccurate, incomplete, or misleading. All estimates, forecasts, expressions of opinion, statements of intention and expectation related to the aforesaid information which have been provided to Party A are made on reasonable grounds and are truly and honestly held and have been made after due and careful enquiry and consideration of all relevant circumstances.

6.3.68 The statements and warranties shall be made separately. Each statement and warranty shall be deemed to be a separate statement or warranty, and (Unless there is a clear provision to the contrary) shall not be subject to any limitations due to reference to or induction of the terms of any other statement or warranty or any other provision hereof.

Article 7 Confidentiality

7.1 Confidentiality Obligation

Each party undertakes and shall promote its affiliates, their officers, directors, employees, agents, representatives, accountants, legal advisors, and other professional advisors to regard all of the following information as confidential information and keep it confidential (do not disclose the information or provide any party with access to such information to): (i) this Agreement and the terms of other transaction documents and negotiations regarding this Agreement and any other transaction documents; and (ii) all other confidential or proprietary information provided by other parties relating to business secrets, technology, copyrights, patents, trademarks, pricing and marketing plans, detailed information of customers and consultants, business plans, business acquisition plans, new personnel recruitment plans, and all other parties and their respective affiliates.

7.2 The confidentiality obligation stipulated in this article shall not apply to the following situations:

7.2.1 Information independently developed by a party concerned or obtained from a third party, provided that such third party has the right to disclose such information;

7.2.2 The disclosure of information is required by binding judgments, orders, requirements, rules or regulations of laws, courts or government departments or relevant stock exchanges, provided that Party A shall be notified of such requirement in advance within a reasonable time prior to disclosure;

7.2.3 Information disclosed in confidence to a party’s professional advisers or information that needs to be reasonably disclosed for the purpose of evaluating the party’s investment in the Target Company;

7.2.4 Information disclosed to any prospective lender or investor with the prior written consent of Party A and the Target Company;

7.2.5 Information that becomes freely available in the public domain (not as a result of breach of this provision);

7.2.6 Information disclosed by Party A or the Target Company to any bona fide potential investors (including prospective buyers of transaction) of any equity the Target Company, provided that such potential investors shall provide a confidentiality commitment in favor of the Target Company.

7.3 No publicity

Each Party shall not and shall ensure that its affiliates shall not make any announcement or notice in respect of the existence or content of this Agreement and any other transaction documents without Party A’s prior written approval. The aforementioned provisions shall not affect any announcement or notice required by any law or regulatory authority or relevant stock exchange, provided that the party under the obligation to issue such announcement or notice shall, within a reasonable and feasible range, consult with Party A before complying with such obligation.

Article 8 Liabilities

Any and all liabilities incurred by, or arising from the operations or any action of, the Target Company or any of its consolidated entities prior to the Closing, shall be borne by the Original Shareholders. Any obligations determined by proposals, notices, orders, judgments, decisions, etc. made by relevant administrative or judicial departments against the Target Company for its behavior prior to the Closing shall also be borne by the Original Shareholders. After the Closing, Party A shall enjoy and bear all the debts and credits generated by the operation and management of the Target Company.

Article 9 Others

9.1 Liability for Breach

9.1.1 If one party fails to perform or suspends its obligations under this Agreement, or if any statements and guarantees made by the party are untrue or inaccurate in any material respect, the party shall be deemed to have breached this Agreement.

9.1.2 The defaulting party shall commence remedying the non-performance of the Agreement within seven (7) days after receiving a written notice from the other party in respect of such breach (which must reasonably and specifically describe the nature of the breach) and shall complete the remedy within thirty (30) days after receiving such a notice. Furthermore, if any party’s breach of this Agreement causes any expense, liabilities, or losses to be incurred by the other party, the defaulting party shall compensate the complying party for any of the foregoing expenses, liabilities, or losses (including but not limited to interest and attorney’s fees or losses as a result of the breach, but excluding any indirect losses) and shall hold the complying party harmless from any harm.

9.1.3 Each Original Shareholder shall severally and not jointly indemnify Party A and Target Company from and against all losses suffered or incurred by Party A and the Target Company as a consequence of or which would not have arisen but for:

(a)	any breach or inaccuracy of any representation or warranty made by such Original Shareholder in this Agreement or any certificate or other document delivered by such Original Shareholder pursuant to this Agreement;

(b)	any failure by such Original Shareholder to perform any of its obligations in this Agreement;

(c)	any breach or non-compliance with any applicable law by the Target Company or such Original Shareholder on or before Closing; and

(d)	any liability for tax of the Target Company (i) resulting from or by reference to any event, state of affairs, payment, transaction, act, omission or occurrence of whatever nature occurring on or before Closing, (ii) resulting from the Transaction, (iii) in respect of any gross receipts, income, profits or gains earned, accrued or received on or before Closing, or (iv) resulting from potential denial of corporate income tax deduction on personal expenses on the basis they were not incurred for the purposes of gaining or producing income.

The remedies provided in this Article 9.1.3 shall not be exclusive of or limit any other remedies that may be available to Party A. For the purposes of this Article 9.1.3, Party A contracts on its own behalf and also as trustee for the Target Company and accordingly may take action in that capacity to recover on behalf of the Target Company.

9.2 Effectiveness and Term

This Agreement shall come into effect on the date of signature and shall have full binding force on all parties to this Agreement.

9.3 Termination

9.3.1 Notwithstanding any provision to the contrary in this Agreement or any other transaction document, this Agreement may be terminated prior to the Closing Date in the following circumstances:

(1) by either party: Closing has not occurred within in 120 days after the signing of this Agreement, each party may terminate this Agreement by written notice to the other parties; provided, however, that if the failure to achieve Closing on or before such date is caused or contributed to by any party’s failure to perform any of its obligations under this Agreement, such party shall not be entitled to terminate this Agreement pursuant to Article 9.3.2.

(2) by Party A upon (i) any occurrence of any Material Adverse Change, (ii) any statement or warranty of the Target Company or the Original Shareholders contained in this Agreement is untrue or inaccurate or (iii) the Target Company engaging in an overall transfer of its interests to creditors or initiates or is subject to any legal proceedings that result in the declaration of the Target Company’s bankruptcy or the liquidation, closure, restructuring, or reorganization of its debt under any law;

(3) This Agreement may be terminated with the unanimous written consent of all parties;

(4) If the Target Company or Party B materially breaches any provision of this Agreement or any other transaction document and fails to remedy such breach within thirty (30) days after receipt of a notice of default from Party A, and which such breach has resulted in a Material Adverse Change, Party A may terminate this Agreement and abandon the proposed transaction;

(5) If Party A materially breaches any provision of this Agreement or any other transaction document and fails to remedy such breach within thirty (30) days after receipt of a notice of default from the Target Company or Party B, and which such breach has resulted in a Material Adverse Change, the Target Company may terminate this Agreement and abandon the proposed transaction;

(6) If any government department issues an order, decree, or ruling, or has taken any other action that restricts, prevents, or prohibits the proposed Transaction under this Agreement in other ways, and such order, decree, ruling, or other action is finalized and not subject to appeal, review, or appeal, then either parties may terminate this Agreement.

In the event of unilateral termination of this Agreement, the terminating party shall immediately send written notice to the other parties, and this Agreement shall terminate upon receipt of the notice by the other parties.

9.3.2 If this Agreement is terminated in accordance with the provisions of Article 9.3.1 above, this Agreement shall terminate and no longer have legal effect. However, the rights and obligations of the parties under this Agreement shall continue to be valid and binding after the termination of this Agreement. Any remedies arising from any breach of this Agreement prior to the termination of this Agreement or the dissolution and liquidation of the Target Company shall continue to be fully effective. Except for any liability arising from any breach of this Agreement by a party, no party shall be liable for any other obligations to any other party arising from the termination of this Agreement.

9.4 Notice

All notices, requirements, or other communications sent out, delivered or made under this Agreement shall be in written form and delivered or sent to the following addresses (or other addresses notified by the recipient in written form ten (10) days in advance) or email addresses of the relevant parties.

9.5 Applicable Laws

This Agreement and any obligation arising out of or in connection with it shall be governed by and construed in accordance with Hong Kong law.

9.6 Dispute Resolution

(a) Any disputes, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong international Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted.

(b) The seat of arbitration shall be Hong Kong.

(c) The number of arbitrators shall be three.

(d) The arbitration proceedings shall be conducted in English.

(e) Any party may seek interim injunctive relief, provisional rulings or other interim relief from a court of competent jurisdiction, both before and after the arbitrators have been appointed, at any time up until the arbitrators have made their final award.

9.7 Entire Agreement

This Agreement constitutes the complete agreement between the parties with respect to the contemplated equity transfer and capital increase matters, and shall supersede any and all prior oral or written agreements, letters of intent, memoranda, or Agreements of the parties relating thereto, and shall take precedence over any subsequent agreements signed solely for the purpose of completing the equity transfer and capital increase related government approvals.

9.8 Successors and Assigns

Subject to the provisions of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and shall ensure the interests of the successors and permitted assigns. In the event of such succession or assignment, the parties shall cause the successors and permitted assigns to execute an agreement recognized by all parties.

9.9 Separability

If any provision or provisions of this Agreement is adjudicated invalid, illegal, or unenforceable in any respect under any applicable law or regulation, such invalidity, illegality, or unenforceability shall not affect or impair the validity, legality, or enforceability of the remaining provisions of this Agreement. The parties shall mutually negotiate new provisions that are lawful, valid, acceptable, and consistent with the original intent of the parties in this Agreement to replace such invalid, illegal, or unenforceable provisions.

9.10 Further Assurance

Each party agrees to execute timely documents and take further actions as may be reasonably necessary or practicable to perform or enforce the provisions and purposes of this Agreement.

9.11 Waiver/Amendment

The failure or delay by either party to exercise any right, power, or remedy (individually, a “Right”) relating to this Agreement shall not constitute a waiver of such Right, and the exercise or partial exercise of any Right shall not preclude any further or additional exercise of such Right or the exercise of any other Right granted by this Agreement, which Rights are cumulative and not exclusive of any other rights (whether statutory or otherwise) that may be waived expressly or impliedly for any breach of this Agreement shall not constitute a waiver of any subsequent breach. Any amendment or modification to this Agreement (including any revision or amendment hereto) shall be invalid unless in writing and signed by authorized representatives of all parties and submitted to and approved by the relevant governmental authorities, if required.

9.12 Expenses

The Original Shareholders shall bear all expenses related to this investment, including but not limited to fees for external lawyers, accountants, and investment advisors, as well as any registration, filing, or approval fees required by any government departments for the establishment, change, or other requirements of the Target Company.

9.13 Taxes

Unless otherwise agreed by the parties, each party shall bear the taxes and fees incurred in connection with the execution and performance of this Agreement and any other agreements, documents, or instruments under this Agreement in accordance with applicable laws.

For the avoidance of doubt, the Original Shareholders shall bear all taxes, including stamp duty or other documentary or registration duties or taxes and capital gain or income taxes (including in each case any related interest or penalties) arising as a result of the entry into of this Agreement or the sale of the Purchased Shares.

9.14 Any amendment, change, or supplement to this Agreement shall be agreed upon by all parties in writing and shall be effective upon being formally signed by all parties. Any matters not covered in this Agreement shall be supplemented by the parties through a separate agreement.

This Agreement has been signed by all parties on the date first written above, hereby certified.

(No text follows below)

(This page has no text and is the signature page of the Equity Acquisition Agreement.)

Party A:

FLJ Group Limited

By:	/s/ Chengcai Qu
Director or Authorized Representative

(This page has no text and is the signature page of the Equity Acquisition Agreement.)

Party B:

MMTEC, INC

By:	/s/ Xiangdong Wen
Name:	Xiangdong Wen
Title:	Chairman and CEO

Burgeon Capital Inc

By:	/s/ Yating Liu
Name:	Yating Liu
Title:	Director

(This page has no text and is the signature page of the Equity Acquisition Agreement.)

Party C:

Alpha Mind Technology Limited

By:	/s/ Jiaxing Chang
Name:	Jiaxing Chang
Title:	Director

Schedule 1

Particulars of the Target Company

Name:	Alpha Mind Technology Limited
Jurisdiction of incorporation:	The British Virgin Islands
Date of incorporation:	17th day of April, 2023
Registration number	2122136
Registered office:	Morgan & Morgan Building, Pasea Estate, Road Town, Tortola, British Virgin Islands
Authorized share capital:	50,000
Issued share capital	50,000
Registered shareholders and shares held:	MMTEC, INC: 42,500 Burgeon Capital Inc: 7,500
Beneficial shareholders and shares held:	Same as the registered shareholders and shares held set out above.
Directors:	Jiaxing Chang
Secretary:	MMG TRUST (BVI) CORP.
Auditors:	Not applicable

Schedule 2

Retained Management

Jian Guo

Schedule 3

Corporate Structure Chart of Target Company

MMTEC, INC
Burgeon Capital Inc
85%
15%
Alpha Mind Technology Limited (A BVI corporation)
100%
Alpha Mind Technology Limited (A Hong Kong corporation)
100%
Jiachuang Yingan (Beijing) Information & Technology Co., Ltd (A Beijing corporation, WFOE)
VIE
VIE
Huaming Insurance Agency Co., Ltd (A Tianjin corporation)
Huaming Yunbao (Tianjin) Technology Co., Ltd (A Tianjin corporation)

Schedule 4

Material Contracts

签约商户列表

排名	签约商户	金额(RMB)
1	浙江鑫启信息科技有限公司	17,268,801.54
2	河南芸柏科技有限公司	13,445,047.75
3	上海涅人信息科技有限公司	9,102,514.14
4	青民数科（青岛）人力资源管理有限公司	7,067,858.49
5	江苏中程数科网络科技有限公司	6,413,171.74
6	山东税福技术服务有限公司	5,734,855.10
7	天津众安电子商务有限公司	5,388,870.00
8	安徽光速信息科技有限公司	4,432,103.67
9	湖北省领俊信息科技有限公司	4,054,684.80
10	福建融获科技有限公司	3,936,607.97

Schedule 5

Events Since the Accounts Date

None